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Exhibit 7.1 - Financial Statements of Service Express, Inc.


SERVICE EXPRESS, INC.

FINANCIAL STATEMENTS
DECEMBER 31, 1996





            Report Of Independent Accountants



July 8, 1997, except as to Note 9 which
   is as of August 15, 1997


To the Board of Directors and Shareholders of Service Express, Inc.

In our opinion, the accompanying balance sheet and the related statement of income and retained earnings and of cash flows presents fairly, in all material respects, the financial position of Service Express, Inc. at December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with
generally accepted    accounting   principles.    These    financial
statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material
misstatement.   An  audit includes examining,  on  a  test basis,
evidence supporting the amounts and disclosures  in the   financial
statements,  assessing  the   accounting principles   used  and
significant  estimates   made   by management, and evaluating the
overall financial statement presentation.   We  believe  that  our
audit  provides  a reasonable basis for the opinion expressed above.


             /s/ PRICE WATERHOUSE LLP


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SERVICE EXPRESS, INC.

BALANCE SHEET
DECEMBER 31, 1996


ASSETS

Current assets
 Cash                                                    $  186,295
 Accounts receivable (net of allowance
   for doubtful accounts of $30,064)                        365,325
 Prepaid expenses                                            68,742
                                                         ----------
   Total current assets                                     620,362

Property and equipment, net                               1,346,523
                                                         ----------
Total assets                                             $1,966,885
                                                         ==========

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities
 Accounts payable and accrued expenses                   $   51,216
 Current maturity of long-term debt                         438,091
                                                         ----------
      Total current liabilities                             489,307


Long term liabilities
 Deferred tax liability                                     179,780
 Long term debt                                             708,463
                                                         ----------
Total liabilities                                         1,377,550


Stockholder's equity
 Common stock, 75 shares $100 par issued and outstanding  $   7,500
 Paid-in capital                                              7,500
 Retained earnings                                          574,335
                                                         ----------
      Total stockholder's equity                            589,335
                                                         ----------
Total liabilities and stockholder's equity               $1,966,885
                                                         ==========


The accompanying notes are an integral part of these financial statements.


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SERVICE EXPRESS, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1996


Revenues
 Freight revenue                                         $4,380,099
 Other operating revenue                                     47,894
                                                         ----------
    Total revenues                                        4,427,993


Carrier operating expenses
 Salaries and benefits                                    1,262,679
 Repairs and drivers expense                                456,681
 Operating taxes and licenses                               498,699
 Insurance                                                  474,237
 Facilities expense                                          11,699
 Depreciation                                               619,737
 Equipment rent                                             447,997
 Fuel                                                       471,322
 Selling and administrative expense                         225,459
                                                         ----------
    Total operating expenses                              4,468,510
                                                         ----------

Operating (loss)                                            (40,517)


Interest expense                                            114,180
Other income                                                (32,990)
                                                         ----------
(Loss) before income taxes                                 (121,707)
  Benefit for income taxes                                   19,094
                                                         ----------
  Net (loss)                                               (102,613)

Retained earnings, beginning of year                        676,948
                                                         ----------
Retained earnings, end of year                           $  574,335
                                                         ==========











The accompanying notes are an integral part of these financial statements.


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SERVICE EXPRESS, INC.

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1996


Cash flows from operating activities
 Net loss                                                $ (102,613)
 Adjustments to reconcile net income to net cash provided
   by operating activities
    Depreciation                                            619,737
    (Gain) on sale of equipment                             (24,325)
    Increase in allowance for bad debt                       30,064
    Decrease in trade receivables                            38,757
    Decrease in prepaid expenses                              3,012
    Increase in accounts payable and accrued expenses         4,491
    Increase in deferred income taxes                        24,352
                                                         ----------
         Net cash provided by operating activities          593,475
                                                         ----------

Cash flows from investing activities
 Purchase of equipment                                     (356,408)
 Proceeds from sale of equipment                             42,515
                                                         ----------
         Net cash used in investing activities             (313,893)
                                                         ----------

Cash flows from financing activities
 Net repayment of notes payable                            (399,970)
                                                         ----------
         Net cash used in financing activities             (399,970)
                                                         ----------

Net decrease in cash                                       (120,388)

Cash, beginning of year                                     306,683
                                                         ----------
Cash, end of year                                        $  186,295
                                                         ==========

Supplemental disclosure of cash flow information:
 Cash paid for interest                                  $  114,180
 Income taxes                                                    -






The accompanying notes are an integral part of these financial statements.




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SERVICE EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1996


1.  DESCRIPTION  OF  BUSINESS AND SUMMARY  OF  SIGNIFICANT
    ACCOUNTING POLICIES

   Nature of operations
   Service Express, Inc. (the "Company") is engaged in the freight transportation business, serving customers primarily located in the southern United States.

   Revenues and receivables
   Revenues are recognized upon delivery of freight.

   Accounts receivable is primarily concentrated with various commercial customers. The Company performs on-going credit evaluations of its customers and believes that accounts receivable is well diversified, thereby reducing potential credit risk.

   Property and equipment
   Property and equipment are stated at cost and are depreciated over estimated useful lives ranging from 3 to 7 years using the straight -line method. Expenditures for maintenance and repairs are charged against income as incurred. The asset cost and related accumulated depreciation of assets sold, or otherwise disposed of, are removed from the related accounts and any gain or loss is included in operations.



   Income taxes
   The company accounts for income taxes in accordance with Statement of Financial Standards No. 109 "Accounting for Income Taxes: (SFAS 109). Deferred income taxes are provided for the differences in the treatment of income and expense items for financial reporting and income tax
   purposes.   A valuation allowance is provided for deferred income taxes for which the future utilization is not assured.



   Use of estimates
   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



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2. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                         December 31,
                                                            1996

     Trucks, tractors, and autos                         $3,683,314
     Shop equipment                                          40,271
     Office furniture and fixtures                           14,920
     Other                                                   17,958
                                                         ----------
                                                          3,756,463

     Less:  Accumulated depreciation                      2,409,940
                                                         ----------
       Net property and equipment                        $1,346,523
                                                         ==========


3. LONG-TERM DEBT

   Long-term  debt  at December 31, 1996 consists  of  the following:

   Bank term loan, secured by tractors and trailers,
     payable in monthly installments of principal and
     interest of $43,020, with principal and interest due
     February  5,  2000,  bearing interest  at  8.25%    $1,146,554

   Aggregate principal payments on borrowing for each of the next five years are estimated as follows:

        1997                                             $  438,091
        1998                                                355,204
        1999                                                318,392
        2000                                                 34,867
                                                         ----------
          Total debt                                     $1,146,554
                                                         ==========


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4. INCOME TAXES

   For federal income tax purposes, the Company files a consolidated federal income tax return with its parent company, Industrial Warehouse Services, Inc.

   The components of the provision (benefit) for income taxes is summarized as follows:

                                                         December 31,
                                                            1996
     Current:
       Federal                                           $   (36,930)
       State                                                  (6,516)
                                                         -----------
                                                             (43,446)
                                                         -----------

     Deferred:
       Federal                                                20,700
       State                                                   3,652
                                                         -----------
                                                              24,352
                                                         -----------
          Total                                          $   (19,094)
                                                         ===========


   The benefit for income taxes differs from the federal statutory income tax rate as follows:

                                                         December 31,
                                                            1996

     Benefit at federal statutory rate                   $   (41,380)
     Non-deductible expenses                                  23,834
     Other                                                    (1,548)
                                                         -----------
       Net provision for income taxes                    $   (19,094)
                                                         ===========


   A net deferred income tax liability results from temporary differences in recognition of certain items for tax and financial statement purposes. The primary sources of these differences and the (asset) liability at December 31, 1996 consists of the following:

                                                         December  31,
                                                            1996

     Depreciation methods                                $   179,450
     Allowance for doubtful accounts                         (11,125)
     Other                                                    11,455
                                                         -----------
       Totals                                            $   179,780
                                                         ===========

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5. EMPLOYEE BENEFIT PLANS

   The Company sponsors a 401(k) plan for all eligible employees. The Company matches 50% of the employee's contribution, limited to 4% of their gross salary. The employee vests in the Company's contributions based on years of service.


6. RELATED PARTY TRANSACTIONS

   The Company leases its terminal on a month-to month basis from a stockholder. Lease payments of $30,000 were paid for the year ended December 31, 1996.

   The company paid $28,000 to Independent Warehouse Services (IWS), owned by one of the Company's stockholders, for administrative fees for the year ended December 31, 1996.

   In the course of business, the Company has transactions with IWS and one of its subsidiaries, Tuscaloosa Warehouse (TW). At December 31, 1996, the Company has accounts receivable for freight services of $2,051 and $4,799 from IWS and TW, respectively,


7. COMMITMENTS AND CONTINGENCIES

   The Company leases certain facilities and equipment under operating leases which expire at various dates through 2002. The minimum rental obligations under these leases are as follows:

          1997                                           $   12,500
          1998                                               30,000
          1999                                               30,000
          2000                                               17,500
                                                         ----------
                                                         $   90,000
                                                         ==========

   Rent expense totaled $30,000 in 1996.

   The Company has certain contingent liabilities resulting from litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial position or results of operations of the Company.


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8. PRINCIPAL CUSTOMERS

   Twelve customers account for approximately 80% percent of the Company's revenues for the year ended December 31, 1996.

9. SUBSEQUENT EVENTS

   On August 15, 1997 all outstanding stock of the Company was acquired by Transit Group, Inc. for a purchase price of approximately $3.5 million consisting of the issuance of 903,226 shares of Transit Group, Inc. stock for all issued and outstanding common stock of the Company.